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                                                                     EXHIBIT 5.1

Telewest Communications plc
Genesis Business Park
Albert Drive
Woking
Surrey  GU21 5RW

26 June 1998

Dear Ladies and Gentlemen

Telewest plc (the Company)

1.    This opinion is given in connection with:

(a) the Offer Document and the Disclosure Document (together constituting the Offer to Purchase/Prospectus) forming part of Amendment No 2 to the Company's Registration Statement on Form S-4 (the Form S-4); and

(b) the Pre-emptive Issue Circular and the Offer Document (together constituting the Prospectus) forming part of Amendment No 1 to the Company's Registration Statement on Form S-3 (the Form S-3 and, together with the Form S-4, the Registration Statements), filed under the United States Securities Act of 1933, as amended, on 29 June 1998 with respect to the new Telewest shares (as defined therein) (the Telewest Shares).

2. This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and construed in accordance with, and any liability which may arise in respect of it is to be governed by, English law. We have made no investigation of the laws of any jurisdiction other than England and the United Kingdom as far as they are applicable thereto and neither express nor imply any opinion as to any other laws. We
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have assumed that none of the opinions expressed below would be affected by the laws (including public policy) of any jurisdiction outside England and Wales.

3. We have examined and relied on copies of such corporate records and other documents, including the Registration Statements and reviewed such matters of law as we have deemed necessary or appropriate for the purpose of this opinion.

4. Upon the basis of and subject to the foregoing it is our opinion that the Company is a public limited company incorporated under the laws of England and Wales under the Companies Act 1985 and that, subject to the Telewest Shares being allotted by the Committee of the Board of Directors of the Company duly authorised so to do, such Telewest Shares, when paid for and issued in accordance with the terms of the Offer to Purchase/Prospectus and the Prospectus, will be validly issued and fully paid and not liable to capital calls from the Company.

5. This opinion is given to you for use in connection with the filing of the Registration Statements. This opinion is strictly limited to matters dealt with herein and does not extend to and is not to be read as extending by implication to any other.

6. We hereby consent to the filing of this opinion with the SEC as an exhibit to each of the Registration Statements and of the use of our name in each Registration Statement under the caption "Service of Process and Enforcement of Liabilities". In giving this consent, we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully


Freshfields

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